EXHIBIT 12
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                                        INGERSOLL-RAND COMPANY
                         COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
                                     (Dollar Amounts in Millions)

                                                             Years Ended December 31,
Fixed charges:                                    1997       1996       1995        1994       1993
  Interest expense...........................   $138.8     $122.4     $ 90.0      $ 46.9     $ 60.2
  Amortization of debt discount and expense..      2.0        1.5        0.8         0.4        0.7
  Rentals (one-third of rentals).............     25.5       22.4       21.6        18.8       19.4
  Capitalized interest.......................      3.3        4.6        3.6         3.2        3.1
Total fixed charges..........................   $169.6     $150.9     $116.0      $ 69.3     $ 83.4

Net earnings ..........................         $380.5     $358.0     $270.3      $211.1     $142.5
Add:   Minority income of majority-
         owned subsidiaries..................     17.3       18.9       14.5        15.1       13.6
       Taxes on income.......................    233.2      210.3      158.9       118.8       90.0
       Fixed charges.........................    169.6      150.9      116.0        69.3       83.4
       Effect of accounting changes..........       --         --         --          --       21.0
Less:  Capitalized interest..................      3.3        4.6        3.6         3.2        3.0
       Undistributed earnings (losses) from
         less than 50% owned affiliates......     16.2      (23.1)      33.3        33.3       40.0
Earnings available for fixed charges ........   $781.1     $756.6     $522.8      $377.8     $307.5

Ratio of earnings to fixed charges ..........     4.61       5.01       4.51        5.46       3.69
Undistributed earnings (losses) from less
    than 50% owned affiliates:
  Equity in earnings (losses)................    $19.4     $ 36.4     $ 36.6      $ 36.6     $ 42.1
    Less:  Amounts distributed...............      3.2       59.5        3.3         3.3        2.1
  Undistributed earnings (losses) from
    less-than 50% owned affiliates...........    $16.2    $ (23.1)    $ 33.3      $ 33.3     $ 40.0

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